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                                                                      EXHIBIT 99

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NEWS RELEASE                                                     [CARLISLE LOGO]
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(CSL) CARLISLE TO ACQUIRE DAYCO INDUSTRIAL POWER TRANSMISSION BUSINESS

CHARLOTTE, NORTH CAROLINA, August 13 2001 . . . Carlisle Companies Incorporated (NYSE:CSL) announced today that it has signed a definitive agreement to acquire the Dayco Industrial Power Transmission business of Mark IV Industries, Inc. for a purchase price of approximately $150 million, consisting of cash and assumption of certain long-term liabilities and will be subject to post-closing balance sheet adjustments. The Dayco unit produces and sells transmission belts and accessories used by industrial customers to transfer power from motors and engines to motive and stationary drive systems. With annual sales of approximately $200 million, the company has 1,300 employees and operates from three manufacturing plants in the U.S. and from two plants in Europe.

Rick McKinnish, President and Chief Executive Officer of Carlisle, said "The acquisition of Dayco's Industrial Power Transmission business is an excellent fit with Carlisle. This consistently profitable business brings a broad product offering, leadership in niche markets in which Carlisle already participates, significant aftermarket content and employs manufacturing processes which are the core of Carlisle's two largest business units."

The transaction is expected to close in the next two weeks. Other terms of the transaction were not announced.

Carlisle is a diversified manufacturer of products serving construction materials, industrial components, automotive components and general industry markets.


CONTACT:    Dennis J. Hall
            Vice Chairman
            Carlisle Companies Incorporated
            (315) 474-2500
            http://www.carlisle.com
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